Exhibit 10.1

July 19, 2009

Mr. Daniel H. Mudd

Dear Dan:

It is with great pleasure that we extend to you an offer to join FIG LLC (collectively with Fortress Investment Group LLC and its other affiliates, “Fortress” or the “Company”), as set forth below.  This letter, together with the exhibits hereto, is referred to herein as the “Letter Agreement.”

Title and responsibilities:
Chief Executive Officer (“CEO”).   You will report to the Fortress Board of Directors, and you will devote your full working time to Fortress. You will have full responsibility for corporate development and planning, strategy, budgeting, management and operation of the entire public company.  All corporate division heads will report directly or indirectly to you, subject to your discretion to reorganize such reports.

Among other things, you will:
•      Represent and act as the primary spokesperson for Fortress on all matters relating to its status as a public company, including with respect to earnings announcements and interactions with analysts;
•      Be the “Chief Executive Officer” of Fortress Investment Group LLC (NYSE: FIG) for Sarbanes-Oxley and all other regulatory filing purposes;
•      Act as the Chairman of the Management Committee of Fortress; and
•      Maintain your existing position as a member of the Board of Directors of Fortress (as described in more detail below).

Direct responsibility for the operation of the investment management portion of Fortress’ business will continue to be supervised and operated by the Fortress principals.

You acknowledge that as the CEO of a publicly traded company you will become subject to applicable regulatory requirements, including but not limited to the filing of this agreement, the reporting and disclosure of your compensation, benefits and perquisites in the Company’s proxy statement and the reporting of any trading by you in the Company’s securities pursuant to Section 16 of the Securities Exchange Act.

Start Date:	August 11, 2009 (the “Start Date”).

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

Location of Employment; Relocation Expenses:
Your location of employment will be Fortress’s principal place of business and headquarters in New York, New York.

You agree that you will permanently relocate with your family to the greater New York City metropolitan area no later than August 31, 2010. In connection with your relocation, Fortress agrees that it will reimburse you for reasonable and documented expenses in connection with the move, including but not limited to the costs of moving household goods and mortgage broker expenses, provided that such expenses are coordinated through the Fortress Human Resources Department.  Requests for expense reimbursement should be accompanied by documentation of incurred expenses and submitted as soon as possible, but not later than January 15 of the year following the year in which the expense is incurred (the “Reimbursement Request”).  The expense reimbursement payment and a corresponding tax gross up payment (adjusted to reflect applicable tax withholding) will be made as soon as practicable, but not later than 45 days after the Reimbursement Request is made.  Only expenses that are subject to taxation will be eligible for the tax gross up payment.

In addition, Fortress recognizes that you are being asked to sell your primary home on short notice without the benefit of a normal marketing period.  Therefore, Fortress will provide reasonable and customary third partly relocation services to facilitate the sale of your primary residence in Washington, D.C. and your immediate move to the New York area.

Cash Compensation:
Your base salary (“Base Salary”) will initially be paid at the rate of $200,000 per annum, payable in accordance with the regular payroll practices of Fortress.  For years after 2010, your Base Salary will be subject to adjustment on an annual basis based on the recommendation of a committee comprised of Wesley Edens, Peter Briger and Michael Novogratz (the “Principals Committee”), which recommendation shall be subject to approval by the Compensation Committee of the Fortress Board of Directors. In each case in which the term “Principals Committee” is used in this Agreement, it shall refer to those individuals identified above as members of that Committee that remain employed by Fortress at the time a particular decision or recommendation is made by such Committee.

For calendar year 2009, you will receive a cash bonus of $1.3 million, payable on your Start Date (the “2009 Guaranteed Bonus”).  The 2009 Guaranteed Bonus, together with your Base Salary, is intended to constitute the entirety of your cash compensation for calendar year 2009.

For calendar year 2010, your Base Salary will remain at $200,000, and you

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

will receive a cash bonus of not less than $1.8 million, payable at such time as other Fortress employees generally receive discretionary bonuses in respect of calendar year 2010, which in no event will be later than March 15, 2011 (the “2010 Guaranteed Bonus”).  If Fortress terminates your employment without Cause (as defined below), or gives notice to you that it intends to terminate your employment without Cause, or you resign for Good Reason (as defined below), in each case prior to your receipt of the 2010 Guaranteed Bonus, the Company will (subject to your execution   of a general release of claims against the Company and its affiliates within the time period prescribed therein, in a form satisfactory to the Company, and non-revocation of such release) pay you the 2010 Guaranteed Bonus on the date on which similarly situated employees are paid their bonuses in respect of 2010, which date shall be no later than March 15, 2011, provided that if such termination without Cause occurs in 2009, then the 2010 Guaranteed Bonus will be paid no later than March 15, 2010.  If you resign (or give notice of your resignation) or are terminated for Cause, in each case prior to the payment of the 2010 Guaranteed Bonus, you will not receive the 2010 Guaranteed Bonus.

For years subsequent to calendar year 2010, you will be eligible to receive, as additional compensation, a discretionary annual bonus, which discretionary bonus (if any) will be paid no later than March 15 of the immediately subsequent calendar year. The amount of any discretionary bonus will be determined by a recommendation of the Principals Committee and approved (or denied) by the Compensation Committee of the Fortress Board of Directors. You and the Principals Committee will mutually agree on an appropriate set of performance metrics intended to align your incentives with the maximization of value for the Company’s shareholders, and future  bonus recommendations of the Principals Committee will be based on your performance as measured by such metrics.

Payment of a discretionary bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year.  In order to be eligible for any bonus while employed at Fortress (including the 2010 Guaranteed Bonus, except to the extent otherwise explicitly specified above), you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

2009 Fortress Stock Grant:	In connection with your employment hereunder, you will be granted $500,000 in value of Class A Shares of Fortress Investment Group LLC (the

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

“2009 Equity Grant”). Such grant shall vest as of January 1, 2010, subject to your continuing employment with Fortress at that time and your not having given or received notice of termination of employment as of such date. For purposes of clarity, Fortress anticipates withholding an applicable portion of the vested shares in order to fund tax withholding payments, and you will be vested in the net number of shares. The 2009 Equity Grant will be priced based upon the average closing price of Class A Shares of Fortess Investment Group LLC over the 30 trading day period preceding January 1, 2010, as determined by Fortress in good faith. The shares constituting the 2009 Equity Grant will be non-transferable by you for a period of 3 years from their vesting.

Long Term Equity Grant:
In connection with your employment hereunder, you will be granted equity interests in Fortress Investment Group LLC in the form of restricted stock units (“RSUs”) pursuant to the Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan.  Effective upon your Start Date, you shall receive an award (your “Long Term Grant”) of $25,000,000 (twenty-five million dollars) in value of RSUs (priced as described below), which award will be subject to the terms and conditions (including, without limitation, as to vesting and forfeiture) to be set forth in a definitive grant agreement that will govern your grant (the “Grant Award Agreement”).  Fifty percent (50%) of the RSUs in your Long Term Grant will be dividend paying RSUs. The Grant Award Agreement generally will provide for vesting of your Long Term Grant over an eight (8) year period beginning on the Start Date in twelve and one-half percent (12.5%) increments on the successive annual anniversaries of your Start Date, subject to certain continued service conditions. The 50% of your Long Term Grant that is not dividend-paying will become dividend-paying upon vesting.  The annual vesting of FIG equity pursuant to the Long Term Grant shall be deemed to be a portion of your annual compensation when your compensation package is considered by the Board of Directors when approving your compensation each year.

The Grant Award Agreement will be priced based upon the average closing price of Class A Shares of Fortress Investment Group LLC over the 30 trading day period preceding the date of this Agreement, as determined by Fortress in good faith . The Grant Award Agreement shall not entitle you in any manner to continued employment with the Company or Fortress.  In the event that your employment is terminated by Fortress (other than for Cause or due to death or disability) or you resign for Good Reason, then (subject to your execution  of a general release of claims against the Company and its affiliates within ninety (90) days following termination of employment, in a form satisfactory to the Company, and non-revocation of such release) the continued service condition requirement for vesting of the next two

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

succeeding tranches of your Long Term Grant that would have vested upon the two succeeding Start Date anniversaries following such termination (i.e., 25% of the total grant) shall be waived; provided that (i) the vesting  of the RSUs resulting from the waiver of such service condition shall occur on the same schedule as if you remained employed at Fortress and vested into such RSUs on such anniversary dates, (ii) delivery shall occur not later than December 31 of the calendar year in which each RSU tranche becomes vested and non-forfeitable, and (iii) if such termination occurs within 12 months of the occurrence of a Change in Control (as defined in the Grant Award Agreement), then 100% of the Long Term Grant shall immediately vest).  The Grant Award Agreement will provide that resignation by you for Good Reason will have the same consequences as a termination by Fortress without Cause (including following a Change in Control), and that the definition of Cause in this Agreement will apply to your Grant Award Agreement. For purposes of clarity, Fortress anticipates withholding an applicable portion of the vested shares in order to fund tax withholding payments, and you will be vested in the net number of shares. You acknowledge and agree that this paragraph is only a summary of your future equity grant, and that the definitive legal terms of your equity grant will be set forth in the Grant Award Agreement, which will supersede the description in this paragraph for all purposes (provided that the terms of the Grant Award Agreement shall not be inconsistent with any term set forth in this “Equity Grant” section of the Letter Agreement).  Notwithstanding anything in this Letter Agreement or elsewhere in the contrary, delivery of RSUs shall in all events be subject to Section 16(f) of the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan, which relates to restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), on  “specified employees” (as such term is described in Section 409A).

Board of Directors:
You will continue as a member of the Fortress Board of Directors. You will resign from your position as a member of the Audit Committee of the Board (as all members are required under applicable regulations to be independent) but you will maintain your position as a member of the Nominating, Governance & Conflicts Committee (although you will resign the chairmanship of that committee). Beginning upon the Start Date, you will no longer be eligible to receive additional compensation from the Company based on your status as a Board member or as a member of any Board Committee.

Representation:	You represent that on your first day of work, you will be free to accept employment hereunder without any contractual restrictions, express or

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

implied, with respect to any of your prior employers.  You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers.  You represent that you have returned to all prior employers any and all such confidential and proprietary information.  You further acknowledge that Fortress has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by Fortress.  You agree that you will not use such information.  You represent that you are not currently a party to any pending or threatened litigation with any former employer or business associate that you have not disclosed to Fortress. You shall indemnify and hold harmless Fortress from any and all claims arising from any breach of the representations and warranties in this paragraph.

Set-off:
You hereby acknowledge and agree, without limiting Fortress’s rights otherwise available at law or in equity, that, to the extent permitted by law, any or all amounts or other consideration payable by any affiliate of Fortress pursuant to the provisions hereof or pursuant to any other agreement with Fortress or any of its affiliates, may be set-off against any or all amounts or other consideration payable by you to Fortress or any of its affiliates hereunder or to Fortress or any of its affiliates under any other agreement between you and Fortress or any of its affiliates.

Policies and Procedures:	You agree to comply fully with all Fortress policies and procedures applicable to employees, as amended and implemented from time to time.

Indemnification and Insurance:
You will be provided with an indemnification agreement with the Company equivalent to that currently provided to the other members of the Management Committee. You will also be afforded coverage under whatever directors & officers insurance policies Fortress otherwise elects to purchase. Copies of the current Fortress policies are available for your inspection and review at the Fortress offices.

Employment Relationship:
This offer is not a contract of employment for any specific period of time, and subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by Fortress at any time for any reason or no reason whatsoever, provided that termination of your employment without Cause shall require at least thirty (30) days’ advance written notice and the unanimous vote of the members of the Principals Committee, and further provided that any such termination without Cause shall be subject to review by the entire Fortress Board of Directors. In each case where the term “Fortress” is used in this Letter Agreement it shall mean, in addition to Fortress, any affiliate of Fortress by whom you may be employed on a full-time basis at the applicable time.

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

You agree to provide Fortress with at least ninety (90) days’ advance written notice of your resignation of employment (the “Notice Period,” which Notice Period shall be considered a “Protective Covenant” (as hereinafter defined) for purposes of this Letter Agreement). Fortress may, in its sole discretion, direct you to cease performing your duties, refrain from entering Fortress’s offices during all or part of the Notice Period and restrict your access to Fortress systems, trade secrets and confidential information.  During the Notice Period, you shall continue to be an employee of Fortress, Fortress shall continue to pay you your Base Salary and benefits, and you shall be entitled to all other benefits and entitlements as an employee until the end of the Notice Period (although you acknowledge that (i) you shall not be entitled to receive a bonus at the end of or with respect to the Notice Period (other than the 2010 Guaranteed Bonus, if applicable, under the conditions set forth above); (ii) your Base Salary, benefits, and entitlements shall cease if you breach any of your agreements with or any of your obligations to Fortress or its affiliates, including, without limitation, those “Protective Covenants” set forth below and incorporated herein; and (iii) such Notice Period shall be disregarded for purposes of the vesting of equity).  Fortress may, in its sole discretion, waive all or part of the required Notice Period.

Termination:
If your employment with the Company terminates for any reason, you hereby agree that you shall immediately resign from all positions (including, without limitation, any management, officer or director position) that you hold on the date of such termination with the Company, any of the Company's affiliates or with any entity in which the Company or any of its affiliates has made any investment.  You hereby agree to execute and deliver such documentation reasonably required by the Company as may be necessary or appropriate to enable the Company, any of the Company’s affiliates or any entity in which the Company or any of its affiliates has made an investment, to effectuate such resignation, and in any case, your execution of this Letter Agreement shall be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf such documentation solely for the limited purposes of effectuating such resignation.

Benefits:
Effective your first day of employment, you (and your spouse, registered domestic partner and/or eligible dependents, if any) may at your election be covered under Fortress’s health insurance plan, subject to applicable exclusions and limitations.  You will be eligible to participate in Fortress’s

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

401(k) plan, subject to the terms of the plan. You will be eligible to participate in all other perquisite and benefit arrangements made available by Fortress to its employees generally, subject to the terms of such plans or programs. Each Fortress benefit is subject to modification, including elimination, from time to time, at Fortress’s sole discretion.

For so long as you are an employee of Fortress, you shall have the right to invest in any Fortress-managed investment fund on a no-management fee, no-promote basis, provided that any such investment shall be subject to your qualification as an eligible investor in any such fund under applicable law.

Protective Covenants:
You shall not, directly or indirectly, without prior written consent of Fortress, at any time during your employment hereunder, provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, employed by or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (any such action, individually, and in the aggregate, to “compete with”), Fortress (including, for these purposes, any of its affiliates, including any of their respective portfolio investment companies or businesses), provided that you shall be permitted to serve on company boards of directors consistent with Fortress’ corporate governance policies.  Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934) of not more than five percent (5%) of the voting stock of any public company shall not be deemed in violation of this Letter Agreement.

You further agree that if you resign your employment or are terminated for Cause, for twelve (12) months thereafter (which twelve (12) month period shall be inclusive of the Notice Period), you shall not engage in any activity in the alternative investment management industry which calls for the application of the same or similar specialized knowledge or skills as those utilized by you in your employment with Fortress, or otherwise directly or indirectly provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with any Fortress business or Fortress managed fund for which you have performed services or sourced transactions during the course of the last two (2) years of your employment with Fortress.

“Cause” means :

(i)    the willful engaging by you in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Fortress or any of Fortess’ controlled affiliates other than the Fortress funds  and their subsidiaries, (y) to the reputation of yourself, Fortress or any of Fortress’ controlled affiliates other than the Fortress funds and their subsidiaries, or (z) to any of Fortress’ material funds or businesses, or

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

(ii)    your conviction of a felony or guilty or nolo contendere plea by you with respect thereto, or

(iii)   a material breach by you of the Protective Covenants (as defined below) herein, if such breach is curable and is not cured within thirty business days following  receipt of a notice of such breach or if such breach is not curable.

For purposes of this Cause definition, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you are guilty of the conduct constituting Cause and specifying the particulars thereof in detail.

“Good Reason” means your resignation from employment at Fortress based upon: (a) any circumstance where you are demoted from the position of Chief Executive Officer (meaning that you no longer have the right to use that title), (B) if you are removed from your position on the Fortress Board of Directors (other than by failure to achieve the requisite approval of the non-principal Fortress shareholders in a general shareholder vote), or (C) if you are required to move outside of the greater New York City metropolitan area in order to perform your job duties;  provided, that you shall be required to provide notice to the Company of the existence of any such condition within a period not to exceed 10 days from the initial existence of the condition, upon notice of which the Company shall have a period of 30 days within

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

which it may remedy the condition. To be deemed to be “Good Reason”, your resignation from Fortress must occur within 10 days after the earlier (A) written notice from Fortress stating that it does not intend to remedy the condition (or does not agree with your conclusion that the condition exists) or (B) the expiration of the 30 day remedy period referred to in the preceding sentence.

You hereby agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to (i) during your employment with Fortress and for eighteen (18) months thereafter, in any manner, directly or indirectly, (a) Solicit (as hereinafter defined) the employment or services of any person who provided services to Fortress or any of its affiliates, as an employee, independent contractor or consultant at the time of termination of your employment with Fortress, or within six (6) months prior thereto and/or (b) Solicit any person who is an employee of Fortress or any of its affiliates to resign from Fortress or such affiliate or to apply for or accept employment with any enterprise or (ii) during your employment with Fortress and for eighteen (18) months thereafter, Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with Fortress or any of its affiliates) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a customer, investor, business partner, client or employee of Fortress or any of its affiliates (with respect to former employees, that were employed by Fortress or any of its affiliates within the eighteen (18) months prior to termination of your employment), or prospective customer, investor, business partner or client, of Fortress or any of its affiliates, or interfere with or damage (or attempt to interfere with or damage) any relationship between Fortress and any of its affiliates and their respective clients, investors, business partners, customers or employees.  For purposes of this Letter Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc.  (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with Fortress, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of Fortress; (ii) fall within your responsibilities as employed by

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

Fortress; or (iii) are otherwise developed by you through the use of Fortress’s confidential information, equipment, software, or other facilities or resources or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended.  If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to Fortress all rights, title and interest therein and shall cooperate to establish Fortress’s ownership rights, including the execution of all documents necessary to establish Fortress’s exclusive ownership rights.

As a condition of employment, you will be required to sign a confidentiality and proprietary rights agreement, in a form acceptable to Fortress, and that agreement shall remain in full force and effect after it is executed and following termination of employment for any reason with Fortress or any of its affiliates.  The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants” (and each is a “Protective Covenant”).

Governing Law:
This Letter Agreement will be covered by and construed in accordance with the laws of New York, without regard to the conflicts of laws provisions thereof.  YOU HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK AND WAIVE OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH COURT.

Miscellaneous; Acknowledgements; Protective Covenants Severable; Remedies Cumulative; Subsequent Employment Notice; Obligations; No Waiver; Cooperation; Withholding:
If you commit a breach or are about to commit a breach, of any of the Protective Covenants provisions hereof, Fortress shall have the right to have the provisions of this Letter Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Fortress and that money damages will not provide an adequate remedy to Fortress.  In addition, Fortress may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

The parties acknowledge that (i) the type and periods of restriction imposed in the Protective Covenants are fair and reasonable and are reasonably

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

required in order to protect and maintain the proprietary interests of Fortress other legitimate business interests and the goodwill associated with the business of Fortress; (ii) the time, scope, geographic area and other provisions of the Protective Covenants have been specifically negotiated by sophisticated commercial parties, represented by legal counsel; and (iii) because of the nature of the business engaged in by Fortress and the fact that investors can be and are serviced and investments can be and are made by Fortress wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by you.

If any of the covenants contained in the Protective Covenants, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  Each of the covenants and agreements contained in the Protective Covenants is separate, distinct and severable.

All rights, remedies and benefits expressly provided for in this Letter Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Letter Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).

The existence of any claim, demand, action or cause of action of you against Fortress or any of its affiliates, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by Fortress of each Protective Covenant.  The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.  The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which you are in violation of any of such Protective Covenants, and all such restrictions shall automatically be extended by the period of your violation of any such restrictions.

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

Prior to accepting employment with any person, firm, corporation or other entity during your employment by Fortress or any of its affiliates or any period thereafter that you are subject to any of the Protective Covenants, you shall notify the prospective employer in writing of your obligations under such provisions and shall simultaneously provide a copy of such written notice to the General Counsel at Fortress.

The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you.  Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect.  This Letter Agreement may be assigned by FIG LLC to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations of Fortress.  Upon such assignment, the rights and obligations of Fortress hereunder shall be become the rights and obligations of such affiliate person or entity.

You shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment, provided that Fortress shall reimburse you for out-of-pocket expenses (including legal expenses) incurred in providing such cooperation.  This provision shall survive any termination of this Letter Agreement.

Fortress may withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

This Letter Agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement.   If any provision of this Letter Agreement is determined to be unenforceable, the remainder of this Letter Agreement shall not be adversely affected thereby.  In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.  Without limitation to the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in Fortress or any of its affiliates, including any fund, account or business managed by any of them, except as expressly set forth in this Letter Agreement or in another writing signed by Fortress.

Employment Offer Letter
Mr. Daniel Mudd
July 19, 2009

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below to indicate your acceptance.  We look forward to your joining the Fortress team.  This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Sincerely,
FIG LLC

By:	/s/ Wesley R. Edens
Wesley R. Edens

AGREED AND ACCEPTED AS OF July 19, 2009

By:	/s/ Daniel H. Mudd
Daniel H. Mudd